World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact:  Teresa Burchfield         407-826-4560

Tupperware Brands Reports Strong Second Quarter 2009 Sales, Profit and Cash Flow; Raises Full
Year Earnings Per Share Guidance

•	Second Quarter Sales up 4% in local currency, and reported down 10% with negative foreign exchange impact

•	Second Quarter GAAP diluted E.P.S. 52 cents; excluding certain items impacting comparability*, diluted E.P.S. 86 cents, versus April guidance range of 57 to 62 cents

Orlando, Fla., July 22, 2009 – (NYSE: TUP) Tupperware Brands Corporation today reported second quarter 2009 sales and profit.  Second quarter 2009 sales increased in local currency by 4% versus 2008, before a negative impact from foreign exchange rates of 14%.  This resulted in a GAAP sales decrease of 10% compared with 2008.

Chairman and CEO, Rick Goings commented, “We are pleased to report another quarter of local currency sales growth in spite of the macro economic environment we are operating in.  We delivered top line growth in local currency in all three of our Tupperware segments and Beauty Other. Our emerging markets, which comprised 51% of total sales in the quarter, were up 10% in local currency, and included a significant number of markets with double digit increases, including Tupperware South Africa, India, Indonesia, Malaysia, Mexico, Venezuela and Brazil.  The established markets, while down 1% in local currency, showed significant improvement in trend versus the first quarter. We achieved increases in a number of these markets including Tupperware France, Italy, Austria, Japan and the United States.”

“Our management teams around the world continue to drive sales growth through various programs and incentives that support our sales force and the earnings opportunity we provide them.   We were able to achieve 56% local currency profit growth excluding items, which was significantly higher than our local currency sales growth, through improving our gross margin and managing expenses while continuing to support our current business and investing in our future growth and success.  In addition we generated more than $100 million in cash flow from operating activities net of investing activities in the quarter, enabling us to pay down all of our revolver borrowings and $20 million of term loans,” said Rick Goings.

Diluted GAAP earnings per share of 52 cents for the second quarter of 2009, down 4 cents versus last year, included net negative 34 cents from items impacting comparability. This included non-cash impairment charges related to purchase accounting intangibles of $28.1 million pretax (41 cents per share) partially offset by gains from an insurance recovery of $10.1 million pretax (10 cents per share).
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Adjusted diluted earnings per share of 86 cents was 24 cents better than the high end of the guidance range given in April.  This was also up 11 cents, or 15% versus the prior year, overcoming a negative 20 cent impact on the comparison from foreign exchange.  The increase versus last year came primarily from an improved sales mix, lower promotional spend, the benefit of expense saving action plans and lower costs of procured items.

Tupperware Brands will conduct a conference call tomorrow, Thursday July 23, 2009 at 10:00 am Eastern time.  The conference call will be webcast and archived along with a copy of this news release on www.tupperwarebrands.com.

Second Quarter Segment Highlights*

Tupperware Segments

In Europe, second quarter sales were up 2% versus prior year in local currency (down 13% reported).  Established markets were even with last year in local currency (down 13% reported) and included double digit increases in France and Austria, as well as a high single digit increase in Italy.  The German business while down mid single digit, improved sequentially versus the first quarter.  The emerging markets were up 6% in local currency (down 15% reported).  Growth came primarily from Tupperware South Africa and Turkey.  Despite a difficult start to the quarter, there was a low single digit increase in Russia.  For Europe overall, profit was up 25% versus prior year in local currency (up 2% reported).  Total sales force in the segment was up 13% at the end of the second quarter and the average active sales force was up 5% in the second quarter.

Asia Pacific sales were up 15% in local currency (up 7% reported) in the quarter with emerging markets up 32% in local currency (up 21% reported).  The growth continued to be led by Indonesia, Malaysia and Singapore, India and Korea, which were all up strongly versus the prior year, partially offset by a decrease in China that was lower than in the first quarter.  The established markets were even with last year in local currency (down 6% reported) and included a mid single digit increase in the Tupperware Japan business offset by Tupperware Australia.   Profit was up 19% in local currency (up 2% reported).  Total sales force was up 18% at the end of the second quarter and the active sales force was up 28% in the quarter.

Tupperware North America sales were up 6% in local currency (down 5% reported) versus prior year, and included a low double digit increase in Mexico and a mid single digit increase in the United States and Canada where positive trends continued in spite of the negative external environment.  Profit for the segment was up 64% in local currency (up 39% reported).  The total sales force size at the end of June was up 9%, and the active sales force for the quarter was up 4%.

Beauty Segments

Beauty North America sales were down 8% in local currency (down 23% reported) reflecting a double digit decrease by BeautiControl and a low single digit decrease by Fuller Mexico.  BeautiControl is focused on strengthening the business by re-emphasizing selling through the party and recruiting sales force members under the earnings opportunity.  Fuller Mexico achieved a better sales comparison than in the first quarter through better productivity, although the sales force size was down slightly at the end of the quarter.   The segment’s profit in the quarter increased 14% in local currency (down 13% reported).  Total and active sales force for the segment was down 4% versus prior year.

Beauty Other sales were up 12% in local currency (down 3% reported), with most of the increase coming from Tupperware Brazil and Venezuela and Fuller Argentina.   Profit of $7.4 million, improved from about break even in the prior year, primarily from the contribution margin associated with the higher local currency sales, along with value chain improvements in Venezuela and Brazil.  In the first quarter, the Company began selling beauty products in Brazil through its Tupperware sales force rather than through the separate beauty business it had been operating.  This contributed to the profit improvement.  The total sales force advantage for the segment was 3%, and active sellers were down 10% from the prior year.
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Year to Date Results

Sales for the first half of 2009 were up 2% in local currency (down 12% reported).  The Tupperware brand segments grew 4% in local currency (down 10% reported) and the Beauty brand segments were down 1% in local currency (down 17% reported).  Businesses operating in emerging markets, comprising 50% of total company sales grew 10% in local currency (down 12% reported) and the rest of the businesses that operate in established markets were down 4% in local currency (down 13% reported).  The total sales force was up 6% at the end of June and active sellers were down 1% for the year-to-date period.  Profit from the operating segments rose 29% in local currency (4% reported), driven by double digit improvements in all segments except Beauty North America which was up mid single digit.  There were significant improvements in the emerging markets of Tupperware South Africa, Brazil and Indonesia and the established markets of Germany and France.  Diluted earnings per share was $0.93, up 34% in local currency (down 13% reported).  Excluding certain adjustment items for the first half of 2009, diluted earnings per share was $1.31, up 40% in local currency (equal to last year reported despite a negative 38 cent impact on the comparison from foreign exchange rates).

Third Quarter 2009 Outlook

The third quarter sales outlook is for an increase of 4 to 6% in local currency. Factoring in a negative impact from foreign exchange rates of 10%, sales in dollars are expected to decrease by 4 to 6%.  GAAP diluted earnings per share is expected to be 29 to 34 cents, with a net negative impact of 4 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 33 to 38 cents.  This compares with GAAP diluted earnings per share of 43 cents last year and 47 cents excluding certain items.**  The guidance reflects a negative impact on the comparison of 13 cents from weaker foreign currencies, indicating a double digit percentage local currency increase at the high end of the range.

Full Year 2009 Outlook

Full year 2009 sales are expected to increase in local currency versus 2008 by 3 to 5%.  Based on current foreign exchange rates there is a 10 percentage point negative impact on the comparison, resulting in a reported sales decrease of 5 to 7%.  The local currency sales increase includes a high single to low double digit increase from businesses in the emerging markets and sales down slightly versus last year in the established market businesses.  Earnings per share on a GAAP basis is expected to be $2.25 to $2.30., with a net negative impact of 34 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $2.59 to $2.64 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule).  This compares with GAAP diluted earnings per share of $2.55 last year and $2.68 excluding certain items.**  This includes a negative 44 cents impact versus 2008 from foreign currency rates.  Excluding the impact of foreign exchange on the comparison, this represents an increase over the prior year of 16 to 18% and compares with the April 2009 guidance range of $2.16 to $2.26, which represented a 3 to 8% increase in local currency.  This outlook includes foreign exchange rates as of July 17, 2009, for the third and fourth quarters of 2009.

Rick Goings Chairman and CEO, commented, “Being a global portfolio of direct selling companies has helped us to provide consistent top and bottom line growth even in a challenging macro economic environment.  As we go into the second half of the year we will continue to utilize the levers within our control to help mitigate the impact of these negative externals.  We are focused on the key business metrics that will sustain our continued growth and profitability.  This includes not only continued growth in the size of our sales force, but more focused training of our new recruits in order to get them active in the business more rapidly.  Together these will continue to drive our top line sales growth.  At the same time our management teams will continue to diligently monitor and control expenses while investing appropriately in our business.”
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“One of our key strengths and differentiators is the direct selling expertise of our management teams around the world.  Each business is run locally and management is empowered to make changes when necessary in order to react to changing market conditions.  And, while not immune to the environment in which we operate, because of this management strength we are well equipped to navigate through it.”

 * See Non-GAAP Financial Measures Reconciliation Schedule.  Amounts discussed in Segment Highlights are on a GAAP basis and include purchase accounting amortization.

**2008 Basic and Diluted earnings per share has been recast to conform with FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.  This guidance was adopted in the first quarter of 2009 and reduced 2008 third quarter and full year diluted earnings per share by $0.01 versus the originally reported amount.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.4 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the governmental approvals for use in food containers of materials such as polycarbonate, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; and purchase accounting intangible asset and goodwill impairment costs.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards
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No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarters of 2009 and 2008, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Included on the Company’s website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company’s financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

###

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
(In millions, except per share data)	2009	2008	2009	2008

Net sales	$524.7	$583.6	$987.5	$1,127.0
Cost of products sold	175.9	199.3	336.0	394.1
Gross margin	348.8	384.3	651.5	732.9

Delivery, sales and administrative expense	274.2	316.8	533.0	614.6
Re-engineering and impairment charges	1.4	3.5	4.1	5.7
Impairment of goodwill and intangible assets	28.1	9.0	28.1	9.0
Gains on disposal of assets including insurance recoveries	10.1	0.6	10.1	0.6
Operating income	55.2	55.6	96.4	104.2

Interest income	1.1	1.4	1.8	2.5
Interest expense	7.3	10.1	15.4	18.8
Other expense	0.0	0.7	1.5	2.1
Income before income taxes	49.0	46.2	81.3	85.8
Provision for income taxes	15.9	10.2	22.7	17.7
Net income	$33.1	$36.0	$58.6	$68.1

Net income per common share:

Basic earnings per share:	$0.53	$0.58	$0.94	$1.10

Diluted earnings per share:	$0.52	$0.56	$0.93	$1.07

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				26 Weeks	26 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	June 27,	June 28,	%	%	Exchange	June 27,	June 28,	%	%	Exchange
	2009	2008	Inc (Dec)	Inc (Dec)	Impact	2009	2008	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$176.1	$203.3	(13)	2	$(30.7)	$357.2	$423.5	(16)	1	$(69.4)
Asia Pacific	91.3	85.6	7	15	(6.3)	163.2	155.8	5	14	(12.9)
TW North America	79.8	84.2	(5)	6	(8.9)	140.1	153.7	(9)	2	(16.9)
Beauty North America	103.1	134.0	(23)	(8)	(22.5)	190.5	248.7	(23)	(7)	(42.9)
Beauty Other	74.4	76.5	(3)	12	(10.2)	136.5	145.3	(6)	10	(20.8)

	$524.7	$583.6	(10)	4	$(78.6)	$987.5	$1,127.0	(12)	2	$(162.9)

Segment profit (loss):
Europe	$30.6	$29.9	2	25	$(5.7)	$61.4	$68.0	(10)	11	$(12.8)
Asia Pacific	17.4	17.2	2	19	(2.5)	27.4	27.1	1	21	(4.3)
TW North America	13.0	9.4	39	64	(1.5)	15.0	12.4	21	43	(1.9)
Beauty North America	17.4	20.1	(13)	14	(4.8)	27.0	34.5	(22)	6	(9.0)
Beauty Other	7.4	(0.4)	+	+	0.3	10.2	(6.0)	+	+	1.1

	85.8	76.2	13	38	$(14.2)	141.0	136.0	4	29	$(26.9)

Unallocated expenses	(11.2)	(9.4)	18			(24.0)	(19.8)	21
Gains on disposal of assets including insurance recoveries	10.1	0.6	+			10.1	0.6	+
Re-engineering and impairment charges	(1.4)	(3.5)	(61)			(4.1)	(5.7)	(28)
Impairment of goodwill and intangible assets	(28.1)	(9.0)	+			(28.1)	(9.0)	+
Interest expense, net	(6.2)	(8.7)	(28)			(13.6)	(16.3)	(17)

Income before taxes	49.0	46.2	6			81.3	85.8	(5)
Provision for income taxes	15.9	10.2	56			22.7	17.7	28
Net income	$33.1	$36.0	(8)			$58.6	$68.1	(14)

Net income per common share (diluted)	$0.52	$0.56	(7)			$0.93	$1.07	(13)

Weighted average number of diluted shares	63.0	63.5				62.6	63.2

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

(In millions except per share data)
	13 Weeks Ended June 27, 2009				13 Weeks Ended June 28, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$30.6	$0.1	a	$30.7	$29.9	$0.1	a	$30.0
Asia Pacific	17.4	0.3	a	17.7	17.2	0.4	a	17.6
TW North America	13.0	-		13.0	9.4	-		9.4
Beauty North America	17.4	0.5	a	17.9	20.1	1.0	a	21.1
Beauty Other	7.4	0.4	a	7.8	(0.4)	0.9	a	0.5
	85.8	1.3		87.1	76.2	2.4		78.6

Unallocated expenses	(11.2)	-		(11.2)	(9.4)	-		(9.4)
Gains on disposal of assets including insurance recoveries	10.1	(10.1)	b	-	0.6	(0.6)	b	-
Re-eng and impairment charges	(1.4)	1.4	c	-	(3.5)	3.5	c	-
Impairment of goodwill and intangible assets	(28.1)	28.1	d	-	(9.0)	9.0	d	-
Interest expense, net	(6.2)	-		(6.2)	(8.7)	-		(8.7)
Income before taxes	49.0	20.7		69.7	46.2	14.3		60.5
Provision for income taxes	15.9	(0.5)	e	15.4	10.2	2.4	e	12.6
Net income	$33.1	$21.2		$54.3	$36.0	$11.9		$47.9

Net income per common share (diluted)	$0.52	$0.34		$0.86	$0.56	$0.19		$0.75

	26 Weeks Ended June 27, 2009				26 Weeks Ended June 28, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$61.4	0.2	a	$61.6	$68.0	0.2	a	$68.2
Asia Pacific	27.4	0.6	a	28.0	27.1	0.8	a	27.9
TW North America	15.0	-		15.0	12.4	-		12.4
Beauty North America	27.0	1.0	a	28.0	34.5	1.9	a	36.4
Beauty Other	10.2	0.7	a	10.9	(6.0)	1.8	a	(4.2)
	141.0	2.5		143.5	136.0	4.7		140.7

Unallocated expenses	(24.0)	-		(24.0)	(19.8)	-		(19.8)
Gains on disposal of assets including insurance recoveries	10.1	(10.1)	b	-	0.6	(0.6)	b	-
Re-eng and impairment charges	(4.1)	4.1	c	-	(5.7)	5.7	c	-
Impairment of goodwill and intangible assets	(28.1)	28.1	d	-	(9.0)	9.0	d	-
Interest expense, net	(13.6)	-		(13.6)	(16.3)	-		(16.3)
Income before taxes	81.3	24.6		105.9	85.8	18.8		104.6
Provision for income taxes	22.7	0.6	e	23.3	17.7	3.6	e	21.3
Net income	$58.6	$24.0		$82.6	$68.1	$15.2		$83.3

Net income per common share (diluted)	$0.93	$0.38		$1.31	$1.07	$0.24		$1.31

(a)  Amortization of intangibles of acquired beauty units.

(b)  Gain on disposal of assets of $10.1 million in the second quarter 2009 is primarily for insurance recoveries related to the 2007 fire in South Carolina.  Second quarter 2008  amount is an insurance recovery related to flood damage in Indonesia.

(c) Re-engineering and impairment charges in 2009  include $0.3 million related to the relocation of the Company's BeautiControl manufacturing facilities and a new plant in India, $1.0 to write off impaired software in South Africa, and $2.8 million for severance costs incurred to reduce headcount in the Company's BeautiControl, France, Fuller Mexico, Nutrimetics Australia, Fuller Argentina and Italy operations, of which $1.4 million was incurred in the second quarter.  In 2008, $0.3 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, $0.5 million for obsolete software in South Africa, and $4.9 million of severance  incurred to reduce headcount in the Company's BeautiControl, Belgium, France, Germany, Italy, Mexico, Malaysia, Netherlands and Philippines operations, of which $3.5 million was incurred in the second quarter.

(d)  The Company reviewed the intangible assets of its acquired beauty businesses.  As a result of these reviews, the intangibles of Nutrimetics, Avroy Shlain, and NaturCare were deemed to be impaired in 2009, resulting in a non-cash impairment charge of $28.1 million.  In 2008, there was a $9.0 million impairment charge for the trade names of Nutrimetics and NaturCare.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 22, 2009

($ in millions, except per share amounts)

	Full Year	Full Year
	2008 Actual	2009 Outlook
		Range
		Low	High

Income before income taxes	$201.9	$189.5	$193.5

% change from prior year		-6%	-4%

Income tax	$40.5	$47.7	$48.7
Effective Rate	20%	25%	25%

Net Income (GAAP)	$161.4	$141.8	$144.8

% change from prior year		-12%	-10%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(24.9)	$(20.1)	$(20.1)
Re-engineering and other restructuring costs	11.9	6.7	6.7
Acquired intangible asset amortization	9.0	5.0	5.0
Purchase accounting intangible impairments	9.0	28.1	28.1
Income tax (2)	3.3	1.8	1.8
Net Income (Adjusted)	$169.7	$163.3	$166.3

% change from prior year		-4%	-2%

Exchange rate impact (3)	(28.1)	-	-
Net Income (Adjusted and 2008 Restated for currency changes)	$141.6	$163.3	$166.3

% change from prior year		15%	17%

Net income (GAAP) per common share (diluted)	$2.55	$2.25	$2.30

Net Income (Adjusted) per common share (diluted)	$2.68	$2.59	$2.64

Average number of diluted shares (millions)	63.0 *	63.1	63.1

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2008 restated at current currency exchange rates

*  Basic and Diluted earnings per share has been recast to conform with FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.  This guidance was adopted as of the beginning of 2009 and reduced 2008 full year earnings per share by $0.01 versus the originally reported amount.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 22, 2009

($ in millions, except per share amounts)

	Third Quarter	Third Quarter
	2008 Actual	2009 Outlook
		Range

		Low	High

Income before income taxes	$32.5	$23.5	$27.0

% change from prior year		-28%	-17%

Income tax	$5.0	$4.8	$5.5
Effective Rate	16%	20%	20%

Net Income (GAAP)	$27.5	$18.7	$21.5

% change from prior year		-32%	-22%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	(2.2)	-	-
Re-engineering and other restructuring costs	1.2	1.6	1.6
Acquired intangible asset amortization	2.3	1.3	1.3
Income tax (2)	1.3	(0.4)	(0.4)
Net Income (Adjusted)	$30.1	$21.2	$24.0

% change from prior year		-29%	-20%

Exchange rate impact (3)	(8.6)	-	-
Net Income (Adjusted and 2008 Restated for currency changes)	$21.5	$21.2	$24.0

% change from prior year		-1%	12%

Net income (GAAP) per common share (diluted)	$0.43	$0.29	$0.34

Net Income (Adjusted) per common share (diluted)	$0.47	$0.33	$0.38

Average number of diluted shares (millions)	63.3 *	63.4	63.4

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2008 restated at current currency exchange rates

*  Earnings per share has been recast to conform with FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.  This guidance was adopted as of the beginning of 2009, resulting in a $0.01 decrease in 2008 third quarter and full-year earnings per share.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Jun. 27,	Dec. 27,
(In millions)	2009	2008

Assets

Cash and cash equivalents	$157.9	$124.8
Other current assets	554.8	579.0
Total current assets	712.7	703.8

Property, plant and equipment, net	246.7	245.4

Other assets	846.7	866.4

Total assets	$1,806.1	$1,815.6

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$1.8	$3.8
Accounts payable and other current liabilities	391.6	447.7

Total current liabilities	393.4	451.5

Long-term debt	546.6	567.4

Other liabilities	321.8	322.7

Total shareholders' equity	544.3	474.0

Total liabilities and shareholders' equity	$1,806.1	$1,815.6

Total Debt to Capital Ratio 50%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	26 weeks ended	26 weeks ended
	June 27,	June 29,
(In millions)	2009	2008

OPERATING ACTIVITIES
Net cash provided by operating activities	$87.4	$5.4

INVESTING ACTIVITIES
Capital expenditures	(16.0)	(24.4)
Proceeds from disposal of property, plant & equipment	2.0	2.4
Proceeds from insurance settlements	-	7.5

Net cash used in investing activities	(14.0)	(14.5)

FINANCING ACTIVITIES
Dividend payments to shareholders	(27.4)	(27.1)
Payments to acquire treasury stock	-	(7.3)
Repayment of long-term debt and capital lease obligations	(20.8)	(1.8)
Net change in short-term debt	(1.9)	15.7
Other, net	3.6	13.6

Net cash used in financing activities	(46.5)	(6.9)

Effect of exchange rate changes on cash and
cash equivalents	6.2	3.1

Net change in cash and cash equivalents	33.1	(12.9)

Cash and cash equivalents at beginning of year	124.8	102.7

Cash and cash equivalents at end of period	$157.9	$89.8

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Second Quarter Ended June 27, 2009

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.
Europe	110,926	5	537,276	13
Asia Pacific	56,097	28	405,314	18
TW North America	89,960	4	253,821	9
Tupperware	256,983	9	1,196,411	13

Beauty North America	362,233	(4)	614,703	(4)
Beauty Other	220,067	(10)	552,869	3
Beauty	582,300	(6)	1,167,572	(1)

Total	839,283	(2)	2,363,983	6

(a) As collected by the Company and provided by distributors and sales force.